Exhibit 99.1

Acutus Medical Announces CEO Appointment and Preliminary Second Quarter Revenue Results

CARLSBAD, Calif., July 21, 2022 (GLOBE NEWSWIRE) -- Acutus Medical, Inc. (“Acutus” or the “Company”) (Nasdaq: AFIB), an arrhythmia management company focused on improving the way cardiac arrhythmias are diagnosed and treated, today announced that David Roman has been appointed President and Chief Executive Officer, and member of the Board of Directors, effective immediately. The Company also announced preliminary second quarter revenue results.

“Since being appointed interim CEO, David has hit the ground running with an intense focus on reinvigorating the Company’s strategy, driving operational improvements, and successfully completing the first close of our left-heart access portfolio sale to Medtronic and debt refinancing,” said Scott Huennekens, Chairman of the Acutus Board of Directors. “As the Board considered the needs of the Company, we determined that this focus as well as David’s performance over the past two months made him the right person to lead Acutus moving forward. In addition, David has demonstrated strong and engaging leadership with the senior management team as well as the Board, and we are confident in David’s ability to drive long-term growth and value creation at Acutus.”

Mr. Roman said, “Acutus benefits from a dedicated and passionate team, and as CEO I am excited to continue driving the adoption of our electrophysiology mapping and therapy solutions as well as improving our operational and financial performance. We have a tremendous amount of opportunity ahead of us, and I am confident in our ability to execute on our plans and maintain positive momentum in 2022 and beyond.”

Mr. Roman, who joined the Company as Chief Financial Officer in March 2021, has also been serving as Interim Chief Executive Officer since May 13, 2022. He will continue as Chief Financial Officer until a replacement is determined.

Preliminary Second Quarter Revenue
The Company expects second quarter 2022 revenues of approximately $4.0-$4.1 million compared to $4.7 million in the second quarter of 2021 and $3.7 million in the first quarter of 2022.

“We are pleased with the progress in our business through the second quarter. Our deliberate focus on procedure volumes and utilization is gaining momentum, as we achieved another quarter of record procedure volumes with growth on a both a sequential and year-over-year basis,” said Mr. Roman. “In addition, we are starting to see the benefits of our cost improvement programs with a significant decline in our second quarter 2022 cash burn when compared to the first quarter of 2022. We look forward to providing additional updates on our second quarter 2022 earnings call in August.”

The preliminary unaudited revenue results described in this press release are estimates only and subject to revision until we report our full financial results for the second quarter 2022 during our earnings announcement planned for August.

About Acutus Medical, Inc.
Acutus is an arrhythmia management company focused on improving the way cardiac arrhythmias are diagnosed and treated. Acutus is committed to advancing the field of electrophysiology with a unique array of products and technologies which will enable more physicians to treat more patients more efficiently and effectively. Through internal product development, acquisitions and global partnerships, Acutus has established a global sales presence delivering a broad portfolio of highly differentiated electrophysiology products that provide its customers with a complete solution for catheter-based treatment of cardiac arrhythmias. Founded in 2011, Acutus is based in Carlsbad, California.

Caution Regarding Forward-Looking Statements
This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to continue to manage expenses and cash burn rate at sustainable levels, continued acceptance of its products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase the Company’s systems and the timing of such purchases, competitive factors, changes resulting from healthcare policy in the United States and globally, including changes in government reimbursement of procedures, dependence upon third-party vendors and distributors, timing of regulatory approvals, the impact of the coronavirus (COVID-19) pandemic and Acutus’ response to it, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, Acutus undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:	Media Contact:
Caroline Corner	Levitate
Westwicke ICR	(260) 408-5383
D: 415-202-5678	acutus@levitatenow.com
caroline.corner@westwicke.com